FILED PURSUANT TO RULE 424(B)(3)

REGISTRATION NO. 333-195429

AXA Equitable Life Insurance Company

Supplement dated December 23, 2016 to the May 1, 2016 prospectus and the May 1, 2016 supplement to the prospectus for the EQUI-VEST® At Retirement®

This Supplement modifies certain information in the above-referenced May 1, 2016 prospectus (the “Prospectus”) and the May 1, 2016 supplement to the Prospectus (the “May 1 Supplement”) (which generally applies to Contracts issued before July 20, 2009). You should read this Supplement in conjunction with the Prospectus and May 1 Supplement and retain it for future reference. This Supplement incorporates the Prospectus and May 1 Supplement by reference. Unless otherwise indicated, all other information included in the Prospectus and May 1 Supplement remain unchanged. The terms and section headings we use in this Supplement have the same meaning as in the Prospectus and May 1 Supplement. We will send you another copy of the Prospectus or May 1 Supplement without charge upon request. Please contact the customer service group to obtain a copy.

The purpose of this Supplement is to provide you with information regarding certain Portfolio additions. Please note the following:

New variable investment options

Subject to regulatory approval, we anticipate making available certain new variable investment options for (1) Contracts issued before July 20, 2009 immediately; and on or about February 20, 2017, for (2) Contracts issued on or after July 20, 2009.

Applicable for Contracts issued before July 20, 2009:

1. If your contract was issued before July 20, 2009, the following variable investment option will be available to you immediately, subject to regulatory approval:

•	AXA/AB Short Duration Government Bond

2. The following information is added under “Portfolios of the Trust” in “Contract features and benefits” in the May 1 Supplement.

EQ Advisor Trust – Class IB Shares Portfolio Name	Objective	Investment Manager (or Sub- Adviser(s), as applicable	Volatility Management
AXA/AB Short Duration Government Bond	Seeks to achieve a balance of current income and capital appreciation, consistent with a prudent level of risk.	• AllianceBernstein L.P.

Applicable for Contracts issued on or after July 20, 2009:

1. If your contract was issued on or after July 20, 2009, the following variable investment options will be available to you on or about February 20, 2017, subject to regulatory approval:

•	AXA/AB Short Duration Government Bond

•	EQ/Equity 500 Index

Copyright 2016 AXA Equitable Life Insurance Company. All rights reserved.

EQUI-VEST® At Retirement® are issued by and are registered service marks of AXA Equitable Life Insurance Company.

Co-distributed by affiliates AXA Advisors, LLC and/or AXA Distributors, LLC, 1290 Avenue of the Americas, New York, NY 10104.

AXA Equitable Life Insurance Company

1290 Avenue of the Americas, New York, NY 10104

212-554-1234

Form No. IM-23-16 (12/16)	Catalog No. 157110 (12/16)
SAR EQ At Retirement ’04 Inforce - Fund Additions	#154768

2. The Portfolio operating expense table (and corresponding footnote) in the Prospectus are deleted and replaced with the following table and footnote:

Portfolio operating expenses expressed as an annual percentage of daily net assets
	Lowest	Highest
Total Annual Portfolio Operating Expenses for 2015 (expenses that are deducted from portfolio assets including management fees, 12b-1 fees, service fees, and/or other expenses)(1)	0.61%	1.04%

(1)	“Total Annual Portfolio Operating Expenses” are based, in part, on estimated amounts for options added during the fiscal year 2015, if applicable, and for the underlying portfolios. In addition, the “Lowest” represents the total annual operating expenses of the EQ/Equity 500 Index Portfolio. The “Highest” represents the total annual operating expenses of the AXA Balanced Strategy Portfolio and AXA Conservative Growth Strategy Portfolio. For more information, see the prospectuses for the portfolios.

3. Example

The table in the Example in the Prospectus is deleted and replaced with the following table:

		If you annuitize at the end of the applicable time period				If you surrender or do not surrender your contract at the end of the applicable time period
		1 year	3 years	5 years	10 years	1 year	3 years	5 years	10 years
(a)	assuming maximum fees and expenses of any of the Portfolios	N/A	$1,502	$2,329	$4,622	$373	$1,152	$1,979	$4,272
(b)	assuming minimum fees and expenses of any of the Portfolios	N/A	$1,368	$2,106	$4,192	$328	$1,018	$1,756	$3,842

4. The following information is added under “Portfolios of the Trust” in “Contract features and benefits” in the Prospectus.

EQ Advisor Trust – Class IB Shares Portfolio Name	Objective	Investment Manager (or Sub- Adviser(s), as applicable	Volatility Management
AXA/AB Short Duration Government Bond	Seeks to achieve a balance of current income and capital appreciation, consistent with a prudent level of risk.	• AllianceBernstein L.P.

EQ/Equity 500 Index	Seeks to achieve a total return before expenses that approximates the total return performance of the Standard & Poor’s 500 Composite Stock Price Index, including reinvestment of dividends, at a risk level consistent with that of the Standard & Poor’s 500 Composite Stock Price Index.	• AllianceBernstein L.P.

5. Appendix IV: Hypothetical illustrations to the prospectus

The Appendix IV: Hypothetical illustrations in the Prospectus is deleted and replaced with the following:

Appendix IV: Hypothetical illustrations

ILLUSTRATION OF ACCOUNT VALUES, CASH VALUES AND CERTAIN GUARANTEED MINIMUM BENEFITS

The following tables illustrate the changes in account value, cash value and the values of the “greater of 6% Roll-Up to Age 85 or the Annual Ratchet to age 85” guaranteed minimum death benefit and the Guaranteed minimum income benefit under certain hypothetical circumstances for an EQUI-VEST® At Retirement® contract. The table illustrates the operation of a contract based on a male, issue age 60, who makes a single $100,000 contribution to variable investment options that roll-up at 6% only and takes no withdrawals. The amounts shown are for the beginning of each contract year and assume that all of the account value is invested in portfolios that achieve investment returns at constant gross annual rates of 0% and 6% (i.e., before any investment management fees, 12b-1 fees or other expenses are deducted from the underlying portfolio assets). After the deduction of the arithmetic average of the investment management fees, 12b-1 fees and other expenses of all of the underlying portfolios (as described below), the corresponding net annual rates of return would be (2.16)%, 3.84% for the EQUI-VEST® At Retirement® contract, at the 0% and 6% gross annual rates, respectively. These net annual rates of return reflect the trust and separate account level charges but they do not reflect the charges we deduct from your account value annually for the optional Guaranteed minimum death benefit and the Guaranteed minimum income benefit features. If the net annual rates of return did reflect these charges, the net annual rates of return would be lower; however, the values shown in the following tables reflect the following contract charges: the greater of 6% Roll-Up to age 85 and the Annual Ratchet to age 85 Guaranteed minimum death benefit charge and the Guaranteed minimum income benefit charge. The values shown under “Lifetime annual guaranteed minimum income benefit” reflect the lifetime income that would be guaranteed if the Guaranteed minimum income benefit is selected at that contract anniversary. An “N/A” in these columns indicates that the benefit is not exercisable in that year. A “0” under any of the death benefit and/or “Lifetime annual guaranteed minimum income benefit” columns indicates that the contract has terminated due to insufficient account value. However, the Guaranteed minimum income benefit has been automatically exercised and the owner is receiving lifetime payments.

With respect to fees and expenses deducted from assets of the underlying portfolios, the amounts shown in all tables reflect (1) investment management fees equivalent to an effective annual rate of 0.20%, and (2) an assumed average asset charge for all other expenses of the underlying portfolios equivalent to an effective annual rate of 0.46% and (3) 12b-1 fees equivalent to an effective annual rate of 0.25%. These rates are the arithmetic average for all portfolios that are available as investment options. In other words, they are based on the hypothetical assumption that account values are allocated equally among the variable investment options. The actual rates associated with any contract will vary depending upon the actual allocation of contract values among the investment options. These rates do not reflect expense limitation arrangements in effect with respect to certain of the underlying portfolios as described in the footnotes to the fee table for the underlying portfolios in “Fee table” earlier in this Prospectus. With these arrangements, the charges shown above would be lower. This would result in higher values than those shown in the following tables.

Because your circumstances will no doubt differ from those in the illustrations that follow, values under your contract will differ, in most cases substantially. For new business, we will furnish you with a personalized illustration upon request.

Variable deferred annuity

EQUI-VEST® At Retirement®

$100,000 Single contribution and no withdrawals

Male, issue age 60

Benefits:

Greater of 6% Roll-Up to age 85 or the Annual Ratchet to age 85 Guaranteed minimum death benefit

Guaranteed minimum income benefit

Age	Contract Year	Account Value		Cash Value		Greater of 6% Roll-up to age 85 or Annual Ratchet to age 85 Guaranteed Minimum Death Benefit		Total Death Benefit		Lifetime Annual Guaranteed Minimum Income Benefit Guaranteed Income		Lifetime Annual Guaranteed Minimum Income Benefit Hypothetical Income
		0%	6%	0%	6%	0%	6%	0%	6%	0%	6%	0%	6%
60	0	100,000	100,000	100,000	100,000	100,000	100,000	100,000	100,000	N/A	N/A	N/A	N/A
61	1	96,515	102,515	96,515	102,515	106,000	106,000	106,000	106,000	N/A	N/A	N/A	N/A
62	2	93,026	105,047	93,026	105,047	112,360	112,360	112,360	112,360	N/A	N/A	N/A	N/A
63	3	89,528	107,592	89,528	107,592	119,102	119,102	119,102	119,102	N/A	N/A	N/A	N/A
64	4	86,016	110,146	86,016	110,146	126,248	126,248	126,248	126,248	N/A	N/A	N/A	N/A
65	5	82,485	112,702	82,485	112,702	133,823	133,823	133,823	133,823	N/A	N/A	N/A	N/A
66	6	78,930	115,257	78,930	115,257	141,852	141,852	141,852	141,852	N/A	N/A	N/A	N/A
67	7	75,346	117,803	75,346	117,803	150,363	150,363	150,363	150,363	N/A	N/A	N/A	N/A
68	8	71,726	120,335	71,726	120,335	159,385	159,385	159,385	159,385	N/A	N/A	N/A	N/A
69	9	68,065	122,844	68,065	122,844	168,948	168,948	168,948	168,948	N/A	N/A	N/A	N/A
70	10	64,356	125,322	64,356	125,322	179,085	179,085	179,085	179,085	10,584	10,584	10,584	10,584
75	15	44,856	136,924	44,856	136,924	239,656	239,656	239,656	239,656	15,362	15,362	15,362	15,362
80	20	23,030	146,067	23,030	146,067	320,714	320,714	320,714	320,714	21,841	21,841	21,841	21,841
85	25	0	150,597	0	150,597	0	429,187	0	429,187	39,700	39,700	39,700	39,700
90	30	0	152,855	0	152,855	0	429,187	0	429,187	N/A	N/A	N/A	N/A
95	35	0	155,580	0	155,580	0	429,187	0	429,187	N/A	N/A	N/A	N/A

The hypothetical investment results are illustrative only and should not be deemed a representation of past or future investment results. Actual investment results may be more or less than those shown and will depend on a number of factors, including investment allocations made by the owner. The account value, cash value and guaranteed benefits for a contract would be different from the ones shown if the actual gross rate of investment return averaged 0% or 6% over a period of years, but also fluctuated above or below the average for individual contract years. We can make no representation that these hypothetical investment results can be achieved for any one year or continued over any period of time. In fact, for any given period of time, the investment results could be negative.

AXA Equitable Life Insurance Company

Supplement dated August 26, 2016 to the May 1, 2016 prospectus and the May 1, 2016 supplement to the prospectus for the EQUI-VEST® At Retirement®

This Supplement modifies certain information in the above-referenced May 1, 2016 prospectus (the “Prospectus”) and the May 1, 2016 supplement to the Prospectus (the “May 1 Supplement”) (which generally applies to Contracts issued before July 20, 2009). You should read this Supplement in conjunction with the Prospectus and May 1 Supplement and retain it for future reference. This Supplement incorporates the Prospectus and May 1 Supplement by reference. Unless otherwise indicated, all other information included in the Prospectus and May 1 Supplement remain unchanged. The terms and section headings we use in this Supplement have the same meaning as in the Prospectus and May 1 Supplement. We will send you another copy of the Prospectus or May 1 Supplement without charge upon request. Please contact the customer service group to obtain a copy.

The purpose of this Supplement is to provide you with information regarding certain Portfolio additions. Please note the following:

New variable investment options

On or about October 21, 2016, subject to regulatory approval, we anticipate making available certain new variable investment options for (1) Contracts issued on or after July 20, 2009 and (2) Contracts issued before July 20, 2009.

Applicable for Contracts issued on or after July 20, 2009:

1.	If your contract was issued on or after July 20, 2009, the following variable investment options will be available to you on or about October 21, 2016, subject to regulatory approval:

•	AXA/AB Short Duration Government Bond

•	EQ/Equity 500 Index

2.	The Portfolio operating expense table (and corresponding footnote) in the Prospectus are deleted and replaced with the following table and footnote:

Portfolio operating expenses expressed as an annual percentage of daily net assets
Total Annual Portfolio Operating Expenses for 2015 (expenses that are deducted from portfolio assets including management fees, 12b-1 fees, service fees, and/or other expenses)(1)	Lowest 0.61%	Highest 1.04%

(1)	“Total Annual Portfolio Operating Expenses” are based, in part, on estimated amounts for options added during the fiscal year 2015, if applicable, and for the underlying portfolios. In addition, the “Lowest” represents the total annual operating expenses of the EQ/Equity 500 Index Portfolio. The “Highest” represents the total annual operating expenses of the AXA Balanced Strategy Portfolio and AXA Conservative Growth Strategy Portfolio. For more information, see the prospectuses for the portfolios.

3.	Example

The table in the Example in the Prospectus is deleted and replaced with the following table:

	If you annuitize at the end of the applicable time period				If you surrender or do not surrender your contract at the end of the applicable time period
	1 year	3 years	5 years	10 years	1 year	3 years	5 years	10 years
(a) assuming maximum fees and expenses of any of the Portfolios	N/A	$1,518	$2,354	$4,670	$378	$1,168	$2,004	$4,320
(b) assuming minimum fees and expenses of any of the Portfolios	N/A	$1,383	$2,132	$4,243	$333	$1,033	$1,782	$3,893

4.	The following information is added under “Portfolios of the Trust” in “Contract features and benefits” in the Prospectus.

EQ Advisor Trust – Class IB Shares Portfolio Name	Objective	Investment Manager (or Sub-Adviser(s), as applicable	Volatility Management
AXA/AB Short Duration Government Bond	Seeks to achieve a balance of current income and capital appreciation, consistent with a prudent level of risk.	• AllianceBernstein L.P.
EQ/Equity 500 Index	Seeks to achieve a total return before expenses that approximates the total return performance of the Standard & Poor’s 500 Composite Stock Price Index, including reinvestment of dividends, at a risk level consistent with that of the Standard & Poor’s 500 Composite Stock Price Index.	• AllianceBernstein L.P.

5.	Appendix IV: Hypothetical illustrations to the prospectus

The Appendix IV: Hypothetical illustrations in the Prospectus is deleted and replaced with the following:

Form No. IM-10-16 (7/16)	Catalog No. 155803 (7/16)
SAR EQ At Retirement ’06 Inforce - Fund Additions	#316422

Appendix IV: Hypothetical illustrations

ILLUSTRATION OF ACCOUNT VALUES, CASH VALUES AND CERTAIN GUARANTEED MINIMUM BENEFITS

The following tables illustrate the changes in account value, cash value and the values of the “greater of 6% Roll-Up to Age 85 or the Annual Ratchet to age 85” guaranteed minimum death benefit and the Guaranteed minimum income benefit under certain hypothetical circumstances for an EQUI-VEST® At Retirement® contract. The table illustrates the operation of a contract based on a male, issue age 60, who makes a single $100,000 contribution to variable investment options that roll-up at 6% only and takes no withdrawals. The amounts shown are for the beginning of each contract year and assume that all of the account value is invested in portfolios that achieve investment returns at constant gross annual rates of 0% and 6% (i.e., before any investment management fees, 12b-1 fees or other expenses are deducted from the underlying portfolio assets). After the deduction of the arithmetic average of the investment management fees, 12b-1 fees and other expenses of all of the underlying portfolios (as described below), the corresponding net annual rates of return would be (2.21)%, 3.79% for the EQUI-VEST® At Retirement® contract, at the 0% and 6% gross annual rates, respectively. These net annual rates of return reflect the trust and separate account level charges but they do not reflect the charges we deduct from your account value annually for the optional Guaranteed minimum death benefit and the Guaranteed minimum income benefit features. If the net annual rates of return did reflect these charges, the net annual rates of return would be lower; however, the values shown in the following tables reflect the following contract charges: the greater of 6% Roll-Up to age 85 and the Annual Ratchet to age 85 Guaranteed minimum death benefit charge and the Guaranteed minimum income benefit charge. The values shown under “Lifetime annual guaranteed minimum income benefit” reflect the lifetime income that would be guaranteed if the Guaranteed minimum income benefit is selected at that contract anniversary. An “N/A” in these columns indicates that the benefit is not exercisable in that year. A “0” under any of the death benefit and/or “Lifetime annual guaranteed minimum income benefit” columns indicates that the contract has terminated due to insufficient account value. However, the Guaranteed minimum income benefit has been automatically exercised and the owner is receiving lifetime payments.

With respect to fees and expenses deducted from assets of the underlying portfolios, the amounts shown in all tables reflect (1) investment management fees equivalent to an effective annual rate of 0.20%, and (2) an assumed average asset charge for all other expenses of the underlying portfolios equivalent to an effective annual rate of 0.46% and (3) 12b-1 fees equivalent to an effective annual rate of 0.25%. These rates are the arithmetic average for all portfolios that are available as investment options. In other words, they are based on the hypothetical assumption that account values are allocated equally among the variable investment options. The actual rates associated with any contract will vary depending upon the actual allocation of contract values among the investment options. These rates do not reflect expense limitation arrangements in effect with respect to certain of the underlying portfolios as described in the footnotes to the fee table for the underlying portfolios in “Fee table” earlier in this Prospectus. With these arrangements, the charges shown above would be lower. This would result in higher values than those shown in the following tables.

Because your circumstances will no doubt differ from those in the illustrations that follow, values under your contract will differ, in most cases substantially. For new business, we will furnish you with a personalized illustration upon request.

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ILLUSTRATION OF ACCOUNT VALUES, CASH VALUES AND CERTAIN GUARANTEED MINIMUM BENEFITS

Variable deferred annuity

EQUI-VEST® At Retirement®

$100,000 Single contribution and no withdrawals

Male, issue age 60

Benefits:

Greater of 6% Roll-Up to age 85 or the Annual Ratchet to age 85 Guaranteed minimum death benefit

Age	Contract Year	Account Value		Cash Value		Greater of 6% Roll-up to age 85 or the Annual Ratchet to age 85 Guaranteed Minimum Death Benefit		Total Death Benefit		Lifetime Annual Guaranteed Minimum Income Benefit Guaranteed Income		Lifetime Annual Guaranteed Minimum Income Benefit Hypothetical Income
		0%	6%	0%	6%	0%	6%	0%	6%	0%	6%	0%	6%
60	0	100,000	100,000	100,000	100,000	100,000	100,000	100,000	100,000	N/A	N/A	N/A	N/A
61	1	96,465	102,465	96,465	102,465	106,000	106,000	106,000	106,000	N/A	N/A	N/A	N/A
62	2	92,929	104,944	92,929	104,944	112,360	112,360	112,360	112,360	N/A	N/A	N/A	N/A
63	3	89,386	107,433	89,386	107,433	119,102	119,102	119,102	119,102	N/A	N/A	N/A	N/A
64	4	85,833	109,926	85,833	109,926	126,248	126,248	126,248	126,248	N/A	N/A	N/A	N/A
65	5	82,263	112,420	82,263	112,420	133,823	133,823	133,823	133,823	N/A	N/A	N/A	N/A
66	6	78,672	114,907	78,672	114,907	141,852	141,852	141,852	141,852	N/A	N/A	N/A	N/A
67	7	75,054	117,383	75,054	117,383	150,363	150,363	150,363	150,363	N/A	N/A	N/A	N/A
68	8	71,403	119,839	71,403	119,839	159,385	159,385	159,385	159,385	N/A	N/A	N/A	N/A
69	9	67,713	122,269	67,713	122,269	168,948	168,948	168,948	168,948	N/A	N/A	N/A	N/A
70	10	63,978	124,665	63,978	124,665	179,085	179,085	179,085	179,085	10,584	10,584	10,584	10,584
75	15	44,383	135,781	44,383	135,781	239,656	239,656	239,656	239,656	15,362	15,362	15,362	15,362
80	20	22,520	144,312	22,520	144,312	320,714	320,714	320,714	320,714	21,841	21,841	21,841	21,841
85	25	0	148,083	0	148,083	0	429,187	0	429,187	39,700	39,700	39,700	39,700
90	30	0	149,418	0	149,418	0	429,187	0	429,187	N/A	N/A	N/A	N/A
95	35	0	151,026	0	151,026	0	429,187	0	429,187	N/A	N/A	N/A	N/A

The hypothetical investment results are illustrative only and should not be deemed a representation of past or future investment results. Actual investment results may be more or less than those shown and will depend on a number of factors, including investment allocations made by the owner. The account value, cash value and guaranteed benefits for a contract would be different from the ones shown if the actual gross rate of investment return averaged 0% or 6% over a period of years, but also fluctuated above or below the average for individual contract years. We can make no representation that these hypothetical investment results can be achieved for any one year or continued over any period of time. In fact, for any given period of time, the investment results could be negative.

Applicable for Contracts issued before July 20, 2009:

1.	If your contract was issued before July 20, 2009, the following variable investment option will be available to you on or about October 21, 2016, subject to regulatory approval:

•	AXA/AB Short Duration Government Bond

3

2.	The following information is added under “Portfolios of the Trust” in “Contract features and benefits” in the May 1 Supplement.

EQ Advisor Trust – Class IB Shares Portfolio Name	Objective	Investment Manager (or Sub-Adviser(s), as applicable	Volatility Management
AXA/AB Short Duration Government Bond	Seeks to achieve a balance of current income and capital appreciation, consistent with a prudent level of risk.	• AllianceBernstein L.P.

Copyright 2016 AXA Equitable Life Insurance Company. All rights reserved.

EQUI-VEST® At Retirement® are issued by and are registered service marks of AXA Equitable Life Insurance Company.

Co-distributed by affiliates AXA Advisors, LLC and/or AXA Distributors, LLC, 1290 Avenue of the Americas, New York, NY 10104.

AXA Equitable Life Insurance Company

1290 Avenue of the Americas, New York, NY 10104

212-554-1234

4